                  DEFERRED COMPENSATION PLAN BUSINESS AGREEMENT


This Agreement is entered into by and between the Minnesota State Board of Investment (hereinafter the "SBI"), the Minnesota State Retirement System (hereinafter the "MSRS") and The Minnesota Mutual Life Insurance Company (hereinafter "Minnesota Mutual"), this first day of July, 1994 (hereinafter the "Effective Date"), to amend and supplement Group Deferred Variable Annuity Contract Number 0844049.

The SBI, the MSRS and Minnesota Mutual, in consideration of the mutual agreements contained herein, do hereby agree as follows:

                                 I.  DEFINITIONS

A. The PLAN - The "Plan" as defined in Section 1.01 of Group Deferred Variable Annuity Contract Number 0844049.

B. The PRIOR CONTRACTS - Collectively, Group Deferred Annuity Contract Number 0844047, issued by Minnesota Mutual and Northwestern National Life Insurance Company (individually, the "Prior Fixed Contract") and Group Accumulation Annuity Contract Number 0844048, issued by Minnesota Mutual (individually, the "Prior Variable Contract"), which Prior


                                     Page 1

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     Contracts where issued for the purpose of underwriting certain of the fixed and variable annuity options under the Plan.

C. The NEW CONTRACT - A new Group Deferred Variable Annuity Contract (Number 0844049) developed and issued by Minnesota Mutual and offering both fixed and variable options for use in connection with the Plan.

D. MSRS - The Minnesota State Retirement System, which, acting through its executive director with the advice and consent of its board of directors, administers the Plan.

E. PRODUCT PROVIDER(S) - A life insurance company appointed by the SBI which offers annuity contracts to be used in conjunction with underwriting certain of the fixed and variable annuity options under the Plan.

F. PLAN MARKETING ORGANIZATIONS - Marketing Organizations which have entered into agreements with MSRS, which have been approved by the SBI, and pursuant to which such marketing organizations offer to participants in the Plan both the investment options managed by the SBI and the annuity contracts issued by the Product Providers.


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

G. SUPPLEMENTAL INVESTMENT FUND - The investment options available under the Plan which are managed by the SBI.

            II.  APPOINTMENT OF MINNESOTA MUTUAL AS PRODUCT PROVIDER

     The SBI hereby appoints Minnesota Mutual as a Product Provider to the Plan for the purpose of making available to the participants in the Plan the New Contract and the options available thereunder, and Minnesota Mutual hereby accepts such appointment subject to the terms and conditions set forth herein. In the performance of its responsibilities under this Agreement, the relationship of Minnesota Mutual to the SBI and/or MSRS is solely that of an independent contractor. Nothing contained herein shall be construed as establishing an employment, joint venture or partnership relationship between Minnesota Mutual and the SBI and/or MSRS. Minnesota Mutual's obligations and the relationship between Minnesota Mutual and the SBI shall be governed solely by the terms of this Agreement, the Prior Contracts and the New Contract. SBI also acknowledges that Minnesota Mutual shall have no responsibility for the establishment or operation of the Plan, except as provided by the terms of this Agreement.

III.  CLOSING OF THE PRIOR CONTRACTS

A.   Closing Date

     Except as otherwise provided in this Section III, the Prior Contracts shall be closed with respect to the Plan beginning on the later of the Effective Date or the date on which the registration statement covering the New Contract is declared effective by the United States Securities and Exchange Commission, but in no event later than September 30, 1994, or such later date as may be agreed to by the SBI (the "Closing Date"). On and after the Closing Date all salary deferrals and/or purchase payments allocated to the general account of Minnesota Mutual shall be credited to the general account under the New Contract rather than the Prior Fixed Contract. With regard to salary deferrals and/or purchase payments which are being allocated to a separate account of Minnesota Mutual under the Prior Variable Contract, such salary deferrals and/or purchase payments shall continue to be allocated to the Prior Variable Contract for up to 90 days after the Closing Date or until such earlier date as Plan participants have provided new purchase payment allocation instructions to Minnesota Mutual for use in connection with the New Contract. Beginning 90 days after the Closing Date, or such later date as Minnesota Mutual may determine, all salary deferrals and/or purchase payments allocated to a separate account shall be credited to the New Contract.

B.   Accumulation Values In Prior Contracts

     Accumulation values in the Prior Contracts on and after the Closing Date shall continue to be subject to and controlled by the terms and provisions set forth in the Prior Contracts, and by the provisions of the Plan and the rules thereunder.

     Accumulation values in the Prior Variable Contract may be left therein and may be transferred between the various sub-accounts available thereunder. Such accumulation values may also be transferred, without restriction, to any other investment option available under the Plan, including the New Contract, or withdrawn or annuitized subject to rules and restrictions under the Plan and the Prior Variable Contract. Accumulation values in the Prior Fixed Contract may also remain in such contract until withdrawn or transferred to another investment option under the Plan, including options under the New Contract. Any provision in the Prior Fixed Contract not withstanding, accumulation values remaining in the Prior Fixed Contract after the Closing Date shall be subject to the same portability rights and restrictions as general account accumulation values held under the New Contract (see Paragraph C of Section IV of this Agreement); provided, however, during the six-month period beginning on the Closing Date, a Plan participant may transfer all or any portion of such accumulation values, without restriction, to any other variable investment option available under the New Contract.

                              IV.  THE NEW CONTRACT

A.   Generally; Availability

     The form of the New Contract has been provided to and approved by the SBI. The terms and conditions of the New Contract are incorporated herein by reference and made a part of this Agreement except as otherwise provided.

     The New Contract shall be available for use in connection with the Plan on the Effective Date of this Agreement or as soon thereafter as the registration statement covering the New Contract shall have been declared effective by the United States Securities and Exchange Commission, but in no event later than September 30, 1994, or such later date as may be approved by the SBI. Salary deferrals and/or purchase payments received prior to such date shall continue to be allocated to the Prior Contracts.

B.   Allocations Options

     The New Contract will offer one general account or fixed annuity option.

     The New Contract will also provide, with respect to purchase payments allocated to a separate account of Minnesota Mutual and its various sub-accounts, variable investment funds in which such purchase payments may be invested. The investment funds available to the New Contract's sub-accounts shall be as follows:

          1.   Money Market Portfolio of MIMLIC Series Fund, Inc.

          2.   Index 500 Portfolio of MIMLIC Series Fund, Inc.

          3.   Vanguard/Wellington Fund, Inc.

          4. Long-Term Corporate Portfolio of Vanguard Fixed Income Securities Fund, Inc.

          5. Scudder International Fund, a series of Scudder International Fund, Inc.

          6.   Fidelity Contrafund

          7.   Janus Twenty Fund, a series of the Janus Investment Fund

     The continued use of these investment funds is contingent upon their availability for purchase by Minnesota Mutual and the sub-accounts of its separate account. Substitute or additional investment funds may be made available under the New Contract only with the consent of the SBI.

C.  Provisions Of New Contract Amended By This Agreement

(1)  Portability

     Transfers of accumulation values held in the general account and the separate account shall be permitted in accordance with the provisions of the New Contract; provided, Section 5 and any other provision in the New Contract notwithstanding, Plan participants may annually, in each calendar year, transfer up to 20% of accumulation values held in the general account and may also transfer 100% of such accumulation values at termination of employment or at retirement.

(2)  Deferred Sales Charge

     The deferred sales charge described in Sections 3.01 and 5 of the New Contract shall not apply to the Plan or its participants, nor shall it apply to any withdrawals or transfers described in such sections of the New Contract.

(3)  Termination

     Section 7.02 of the New Contract is amended to provide that the New Contract shall also terminate:

     (i) in the event that Minnesota Mutual fails to comply with or perform any provision of this Agreement, subject to Minnesota Mutual's right to cure such failure within 90 days after receipt of written notice thereof; and

     (ii) on June 30, 1999 or upon the earlier termination of this Agreement.

D.   Interest Rates And Expenses

     The minimum rate of interest credited to accumulation values in the general account, as well as all expenses applicable to the general and separate accounts, shall be as set forth in the New Contract. Minnesota Mutual agrees that it will not report rates of return on general or separate account accumulation values to Plan participants except on a basis which takes into account all applicable expense factors. Minnesota Mutual agrees to provide 30 days notice of any change in separate account expense factors.


                         V.  DUTIES OF MINNESOTA MUTUAL

A. Minnesota Mutual shall accept purchase payments allocated to the New Contract in connection with the Plan in whatever frequency they are transmitted. Minnesota Mutual shall apply such purchase payments to the appropriate New Contract participant's accumulation value in accordance with the instructions received from the appropriate employer directing the amount of purchase payment to be applied to each participant account. Purchase payments shall be credited to a New Contract participant's accumulation value in accordance with the terms of the New Contract upon receipt of such purchase payments by Minnesota Mutual at its home office with appropriate allocation instructions.

B. When making any benefit payments in accordance with the Plan, Minnesota Mutual shall report to the Internal Revenue Service the amounts of such payments in accordance with Internal Revenue Service requirements.

C. Minnesota Mutual agrees to withhold federal and state income taxes from benefit payments in accordance with instructions from the Plan participant's employer as to the amounts to be withheld, or as is otherwise required by the Internal Revenue Service or by appropriate state tax authorities.

D. Minnesota Mutual agrees that, with respect to matters relating to the Plan, Minnesota Mutual will make information from its participant account records available to the SBI, MSRS and the Plan Marketing Organizations upon request. Minnesota Mutual shall provide, at its expense, software to allow the Plan Marketing Organizations and MSRS access to Minnesota Mutual's system of Plan participant information relating to the Prior Contracts and the New Contract. Minnesota Mutual also agrees that Plan participant records are private and that only Minnesota Mutual, the SBI, MSRS, and the Plan Marketing Organizations where necessary, shall have access to such records.

E.   Minnesota Mutual agrees to comply in all areas with:

     1. Rules of the Plan which have been approved by the SBI, to the extent required by Minnesota Statutes, Section 352.96, subd.

          3 (1993 Supp.), and filed with the Minnesota Secretary of State and Revisor of Statutes;

     2. Minnesota Statutes 1992, Section 352.96 (1992 and 1993 Supp.), and any amendments thereto, provided such amendments do not impair a material provision of the New Contract and this Agreement; and

     3. Section 457 of the Internal Revenue Code of 1986, as amended, or any rules and regulations thereunder.

                   VI.  MARKETING AND ADMINISTRATIVE SERVICES

A.   Plan Marketing Organizations

     Minnesota Mutual understands and agrees that MSRS may enter into separate agreements with Plan Marketing Organizations which will enroll and provide service to participants in the Plan. Subject to the approval of the SBI, MSRS, not Minnesota Mutual, is responsible for hiring, directing and supervising, terminating, and determining the compensation or other emoluments payable to these Plan Marketing Organizations. Minnesota Mutual agrees that, except as provided in this Agreement, it will not provide any compensation or other emoluments to any Plan Marketing Organization, or to any individual agent employed by a Plan Marketing Organization, in connection with services provided to the Plan unless such compensation or emolument has been approved by MSRS and the SBI.

B.   Cooperation With Plan Marketing Organizations

     Minnesota Mutual (and its broker-dealer affiliate) agrees to make the New Contract available to the Plan Marketing Organizations for offer to Plan participants. In that regard, Minnesota Mutual (and its broker-dealer affiliate) will enter into such selling agreements as are necessary to make the New Contract available to the Plan Marketing Organizations and will also appoint as its agents such employees of the Plan Marketing Organizations as are necessary. Nothing in this Agreement or in any agreement between MSRS and a Plan Marketing Organization shall preclude or limit Minnesota Mutual, or its broker-dealer affiliate, from exercising its rights, duties or obligations under any law or regulation to supervise the offer and sale of the New Contract and the persons or individuals it has authorized or appointed to offer and sell the New Contract. Failure to cooperate with Plan Marketing Organizations, subject to Minnesota Mutual's right to cure such failure within 90 days after receipt of written notice thereof, is grounds for termination under both

     Section IX of this Agreement and Section 7.02 of the New Contract.

C.   Equality Of Presentation

     MSRS shall have sole responsibility for ensuring that the Plan Marketing Organizations provide fair and equal presentations of all investment options available under the Plan and that the compensation and emoluments paid to the Plan Marketing Organizations represents the entire compensation and emoluments received by any Plan Marketing Organization with regard to the Plan. Upon request by Minnesota Mutual, SBI shall request MSRS to provide reasonable assurances to Minnesota Mutual that such fair and equal presentations are being made. The Agreements with the different Plan Marketing Organizations shall be substantially identical in form and content and the requirements of the MSRS shall be consistently applied to all Plan Marketing Organizations.

     Disputes, if any, between the Product Providers, SBI and/or MSRS over the presentation of products or rates of return and materials prepared by the Plan Marketing Organizations shall be resolved by a Plan consultant retained by the SBI. Costs of any such consultant shall be borne by the Product Provider or Providers initiating such dispute resolution process. Such costs shall not be counted as part of the $50,000 maximum applicable to monitoring costs which are to be reimbursed by Minnesota Mutual in accordance with Section VII of this Agreement.

D.   Reimbursement To MSRS

     Minnesota Mutual agrees to make payments to MSRS to reimburse it for administrative services provided in connection with the Plan. At the end of each calendar month, Minnesota Mutual will remit to MSRS in the first year a payment which is equal, on an annual basis, to .07% of the then current accumulation values (estimated monthly and reconciled to actual accumulation values quarterly) held under both the Prior Contracts and the New Contract. Accumulation values for this purpose shall not include amounts which have been applied to purchase any annuity option, but shall include amounts held for systematic withdrawal. In subsequent years the amount of this monthly payment, with respect to accumulation values under the Prior Contracts and the New Contract, may be adjusted from time to time by the SBI.

     The SBI agrees that the percentage rate of reimbursement to MSRS for administration services shall be identical for the Product Providers.

E.   Payments to Plan Marketing Organizations

     Minnesota Mutual agrees to make payments monthly to each Plan Marketing Organization, or, where necessary, to the broker-dealer with which the employees of the Plan Marketing Organization are registered, for marketing services provided in connection with the Plan, which are equal, on an annual basis, to a percentage, which shall be the percentage rate set forth in Section 5 of the applicable agreements between MSRS and the Plan Marketing Organization, of the then current accumulation values held under both the Prior Contracts and the New Contract and attributable to the marketing efforts of such Plan Marketing Organization. Accumulation values for this purpose shall not include amounts which have been applied to purchase any annuity option, but shall include amounts held for systematic withdrawal.

     Whenever accumulation values held under either the Prior Contracts or the New Contract are applied to provide any annuity option, which for this purpose shall not include amounts held for systematic withdrawal, Minnesota Mutual shall make a one-time payment to the Plan Marketing Organization to which such accumulation values are attributable, or, where necessary, to the broker-dealer with which the employees of the Plan Marketing Organization are registered, in an amount equal to 1.5% of the amount applied to provide such annuity option.

     Any agreement between Minnesota Mutual and a Plan Marketing Organization, or a broker-dealer with which the employees of such Plan Marketing Organization are registered, with respect to such compensation or other emoluments shall be subject to prior approval by MSRS and the SBI. Minnesota Mutual shall not pay compensation or other emoluments to any Plan Marketing Organization or broker-dealer without first providing documentation of the amount and method of computation of such compensation or other emoluments to, and receiving approval from, MSRS. The SBI agrees that the percentage rate of compensation or other emoluments to Plan Marketing Organizations shall be identical for all Product Providers.

F.   Costs Of Forms And Marketing Materials

     The costs of developing and printing enrollment and/or application forms, beneficiary designation forms, transfer forms, brochures describing the Plan, products and investment options, brochures containing performance and risk comparison, or any other materials required in connection with the Plan shall be borne by the Product Providers and MSRS for the

     Supplemental Investment Fund. The percentage of such costs which the Product Providers shall bear shall be equal to the percentage of total assets then held under the Plan by such Product Provider.

     Minnesota Mutual agrees to provide developmental and printing services to MSRS to the extent permitted by law, subject to control by MSRS, in connection with such forms, brochures and materials. If such services are provided by Minnesota Mutual, the cost of such services shall be subject to verification by MSRS and billed directly to MSRS by Minnesota Mutual and then re-billed by MSRS to the Product Providers and MSRS.

                    VII.  REIMBURSEMENT FOR MONITORING COSTS

     Minnesota Mutual agrees to make payments to the SBI to reimburse the SBI for Minnesota Mutual's share of the SBI's costs in monitoring the performance of the investment options under the Plan. The SBI agrees to provide to Minnesota Mutual a statement of its monitoring costs, in reasonable detail, prior to the making of such payment by Minnesota Mutual. The portion of such costs due hereunder in any year from Minnesota Mutual shall be determined by dividing the total of such costs by the number of Product Providers. In no event, however, shall the total amount of all reimbursement payments by

     Minnesota Mutual under this Section VII exceed $50,000 during the term of this Agreement, without the prior consent of Minnesota Mutual. Payments shall be made on an invoice from the SBI. The invoice schedule will be determined by the SBI but Minnesota Mutual shall not receive an invoice more frequently than quarterly. Payments are due 30 days from the date of receipt by Minnesota Mutual of the invoice.

                        VIII.  AUDIT OF MINNESOTA MUTUAL

     Minnesota Mutual agrees to provide annually to the SBI a copy of its financial statements which shall have been examined and certified by independent auditors. In addition, Minnesota Mutual agrees to allow such of its books and records and accounting procedures and practices as are directly relevant to the Plan and this Agreement to be examined in such manner as may reasonably be required by the SBI or the Legislative Auditor of the State of Minnesota.

                          IX.  TERMINATION OF AGREEMENT

     This Agreement will terminate on June 30, 1999, unless terminated earlier hereunder. This Agreement will also terminate in the event the New Contract is terminated pursuant to Section 7.02 thereof, as amended by Section IV, paragraph C(3), of this Agreement.

                        X.  AMENDMENTS TO THIS AGREEMENT

     No amendment to this Agreement shall be effective unless such amendment shall be in writing and signed by all of the parties hereto.

                                   XI.  NOTICE

     Any notice under this Agreement must be in writing and may be given by or on behalf of Minnesota Mutual by delivering the same to the SBI or by mailing it to the SBI at its address of record with Minnesota Mutual, and any notice to Minnesota Mutual given by the SBI shall be in writing and mailed to Minnesota Mutual at its Home Office. Any such notice shall be effective on the date of receipt unless the terms of this Agreement dictate otherwise.


                               XII.  GOVERNING LAW

This Agreement shall be construed according to the laws of Minnesota.

                       XIII.  INDEMNIFICATION AND DEFENSE

Minnesota Mutual hereby agrees to indemnify and hold harmless the State of Minnesota, the Minnesota State Board of Investment (in this section, the "Board"), each member of the Board individually, the officers, agents and employees of each and every of the above, their successors, and any combination thereof, from all claims, demands, or causes of action arising out of an act or omission of Minnesota Mutual related to this Agreement or an act or omission of Minnesota Mutual related to Minnesota Mutual's sales activities in connection with the Plan; provided, however, that such acts or omissions of Minnesota Mutual shall not include acts or omissions of Plan Marketing Organizations related to sales activities in connection with the Plan where the MSRS has directed or assumed responsibility for the supervision of such sales activities as described in Section VII of this Agreement.

Minnesota Mutual shall reimburse the Board for all reasonable expenses incurred to defend and legal proceedings that may be brought against the State of Minnesota, the Minnesota State Board of Investment, each member of the Board individually, the officers, agents and employees of each and every of the above, their successors, and any combination thereof, on any claim or demand effected by this section, and shall satisfy any judgment that may be rendered against such party or parties in respect to any such claim or demand. The Board shall notify Minnesota Mutual upon receipt of any such claim or demand which it receives. Pursuant to Minnesota Statutes section 8.06, the Minnesota Attorney General (or its designee) shall be the legal counsel for the State of Minnesota, the Board, the members of the Board individually, and the officers, agents and employees of the Board or the State of Minnesota.

                           XIV.  EMPLOYMENT PRACTICES

Minnesota Mutual certifies that it has received a certificate of compliance from the Commissioner of Human Rights pursuant to Minnesota Statutes section 363.073.

                            XV.  DATA CONFIDENTIALITY

To the extent that Minnesota Mutual has access to data of the Plan which is classified as private, nonpublic or confidential pursuant to the Minnesota Government Data Practices Act, Minnesota Statutes chapter 13, Minnesota Mutual agrees to comply with the requirements of Minnesota Statutes chapter 13 in providing services under this Agreement. Minnesota Mutual agrees to indemnify, save and hold harmless the State of Minnesota, the Minnesota State Board of Investment, each member of the Board individually, the officers, agents and employees of each and every of the above, from all claims arising out of, resulting from any act or omission of Minnesota Mutual or in any violation by Minnesota Mutual of any provision of the Minnesota Government Data Practices Act, Minnesota Statutes chapter 13, including legal fees and disbursements paid or incurred to enforce this provision of the Agreement. In the event Minnesota Mutual subcontracts any or all of the work to be performed under this Agreement, Minnesota Mutual shall retain responsibility under this paragraph for compliance with the Minnesota Government Data Practices Act.

                                  XVI.  WAIVER

Any waiver at any time by either party hereto of any right with respect to any matter arising in connection with this Agreement shall not be deemed to be a waiver with respect to any subsequent matter.


                                XVII.  ANTITRUST

Minnesota Mutual shall assign to the State of Minnesota any and all claims for overcharges as to goods and/or services provided in connection with the Agreement resulting from antitrust violations which arise under the antitrust laws of the United States and the antitrust laws of the State of Minnesota.

                              XVIII.  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, such invalidity or enforceability will not affect the validity or enforceability of any provision hereof, all of which provisions are hereby declared severable.

                            XIX.  ONGOING OBLIGATION

The provisions of (1) Paragraphs B, C and D of Section IV, (2) Paragraphs B, C, D and E of Section V, (3) Paragraphs D and E of Section VI, (4) Section VIII,
(5) Section XIII and (6) Section XV herein shall survive any termination of this Agreement; provided, however, that the provisions of Paragraphs D and E of
Section VI shall not survive a termination of this Agreement prior to June 30, 1999.

IN WITNESS WHEREOF, the parties have, by their duly authorized officers or representatives, executed ______ counterparts of the Agreement, intending to be bound thereby.

MINNESOTA STATE BOARD OF INVESTMENT

By:
    -----------------------------------------

Title:
       --------------------------------------


MINNESOTA STATE RETIREMENT SYSTEM

By:
    -----------------------------------------
     Executive Director



THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY

By:
    -----------------------------------------

Title:
       --------------------------------------


By:
    -----------------------------------------

Title:
       --------------------------------------


STATE OF MINNESOTA
THE OFFICE OF THE ATTORNEY GENERAL

By:
    -----------------------------------------
     Assistant Attorney General



STATE OF MINNESOTA
DEPARTMENT OF ADMINISTRATION

By:
    -----------------------------------------

Title:
       --------------------------------------


STATE OF MINNESOTA
DEPARTMENT OF FINANCE

By:
    -----------------------------------------

Title:
       --------------------------------------